RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         STANLEY FURNITURE COMPANY, INC.




    Stanley Furniture Company, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
         1. The name of the Corporation is Stanley Furniture Company, Inc. The Corporation was originally incorporated under the name Charter Stanley, Inc. and its original Certificate of Incorporation was filed with the Secretary of State on January 31, 1984.
         2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
         3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated without further amendments or changes to read as herein set forth in full:
           FIRST: The name of the Corporation is Stanley Furniture Company, Inc.

           SECOND: The registered office of the corporation is located at 1013 Centre Road, Wilmington, Delaware 19805 (County of New Castle). The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.



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           THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                  Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the corporation shall have the power to do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers of which a corporation may be organized under the General Corporation Law of the State of Delaware, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the corporation's business or powers or any part or parts thereof, provided the same be not inconsistent with said General Corporation Law; and it shall have the power to conduct and carry on its business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

                  FOURTH: The total number of shares of all classes of capital stock which this Corporation is authorized to issue is 11,000,000 shares which are divided into two classes as follows:

 Ten Million (10,000,000) shares of Common Stock, $.02 par value per share; and

 One Million (1,000,000) shares of Blank Check Preferred Stock,
   $.01 par value per share.

                  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Blank Check Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

                  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

    (1) The number of shares constituting that series and the distinctive designation of that series;



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    (2)      The dividend  rate on the shares of that
             series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

    (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

    (4)      Whether   that   series   shall   have
             conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

    (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

    (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

    (7)      The rights of the shares of that  series
             in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

    (8) Any other relative rights, preferences, and limitations of that series.

                  FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and its directors and stockholders.



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                           1. The number of directors of the  Corporation  shall
         be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the Board of Directors. Election of directors need not be by ballot unless the by-laws so provide. Commencing with the 1994 Annual Meeting of Stockholders, the Board of Directors shall be divided into three classes, denominated as Class I, Class II and Class III, each as nearly equal in number to the other two as possible. At the 1994 Annual Meeting of Stockholders, directors of Class I shall be elected to hold office for a term expiring at the 1995 Annual Meeting of Stockholders; directors of Class II shall be elected to hold office for a term expiring at the 1996 Annual Meeting of Stockholders; and directors of Class III shall be elected to hold office for a term expiring at the 1997 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders after 1994, the successors to the class of directors whose terms shall then expire shall be identified as being of the same class of directors they succeed and shall be elected to hold office for a term expiring at the third succeeding Annual Meeting of Stockholders. When the number of directors
         is  changed,  any  newly-created   directorships  or  any  decrease  in
         directorship shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible. Directors need not be stockholders.

                           2. The Board of Directors shall have the power without the assent or vote of the stockholders:

                                    (1) To make, alter,  amend,  change,  add or
                  repeal the by-laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to declare dividends; to fix the record date and the date for the payment of any dividends; and

                                    (2) To  determine  from time to time whether
                  and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.



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                           1. The directors in their  discretion  may submit any
         contract or act for approval or ratification by the written consent of the stockholders, or at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or ratified by the written consent or vote of the holders of a majority of the stock of the corporation (which in the case of a meeting is represented in person or by proxy at such meeting, provided a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of the directors' interest, or for any other reason.

                           2. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

                           3. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director occurring on or after July 1, 1986, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware
         General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                           4. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at an annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the stockholders entitled to vote thereon.

                  SIXTH: The corporation  shall, to the full extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.



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                  SEVENTH:  Whenever a  compromise  or  arrangement  is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or any creditor or stockholders thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and the said reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

                  EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

         4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Stanley Furniture Company, Inc. has caused this Certificate to be signed by Albert L. Prillaman, its President, this 27th day of
 January, 1999.

                                                STANLEY FURNITURE COMPANY, INC.

                                                By: s/Albert L. Prillaman
                                                    Albert L. Prillaman
                                                    President


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